EXHIBIT (c)(8)

CONFIDENTIAL

Project Green Thumb Presentation to the Board of Directors September 29, 2003

SG Cowen

INTRODUCTION The following materials were prepared solely for discussion at the meeting of the Board of Directors of Green Thumb (“Green Thumb” or the “Company”) scheduled for September 29, 2003. In preparing this presentation, we have, with your consent, relied upon information provided by the Company and other publicly available information. accurate in all material respects. Please note that this presentation is based on the business and operations of Green Thumb as represented to us as of the date hereof, and does not purport to take into consideration any information or events arising subsequent to such date. makes no representation or warranty that there has been no material change in the information provided or reviewed by us in connection herewith. The information contained herein is confidential and has been prepared exclusively for the benefit and use of the Board of Directors of the Company and its Special Committee in their consideration of the proposed transaction, and may not be used for any other purpose or be discussed, reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. holder of securities of the Company or any other person. This presentation is subject to the assumptions, qualifications and limitations set forth herein and in the form of our fairness opinion letter, included as an appendix to this presentation, and does not constitute a recommendation by SG Cowen to the Board of Directors, the Special Committee or shareholders of the Company on how to vote with respect to the proposed transaction.

Project Green Thumb

Form of SG Cowen Fairness Opinion

TRANSACTION OVERVIEW GREEN THUMB OVERVIEW VALUATION CONSIDERATIONS A.

TABLE OF CONTENTS

Project Green Thumb

TRANSACTION OVERVIEW

Project Green Thumb

TRANSACTION OVERVIEW 4

million shares

(c) million shares outstanding

(b)

for all 5.796

(a)

(e)

(d)

Transaction structured as a merger Transaction is a “going private” transaction subject to SEC rule 13e-3 $103.2 million Total Equity Value $134.2 million Total Enterprise Value 50.1% premium to $10.89 share price of September 26, 2003 86.4% premium to $8.77 share price of May 28, 2003, the day prior to SG Cowen’s engagement by Green Thumb

Based on Draft Agreement and Plan of Merger dated September 28, 2003. Source: Green Thumb 10-Q for the period ended June 30, 2003. Source: Green Thumb management. Fully diluted shares outstanding (6.314) calculated using treasury method. Total Enterprise Value equals Total Equity Value plus Debt Outstanding as of June 30, 2003 per Green Thumb 10-Q of ($39.5 million) minus Cash ($8.5 million).

Proposed sale of Green Thumb (the “Company”) to an acquisition affiliate of Farmer (the “Buyer”) for 100% cash consideration (the “Transaction”) · · Buyer proposes to pay $16.35 per share in cash Buyer also proposes to purchase in-the-money options representing 1.389 Transaction value: · · Premium: · ·

TRANSACTION OVERVIEW

Project Green Thumb

Structure Consideration Value

TRANSACTION OVERVIEW 5 Weighted Average Exercise Price $6.46 8.46 11.50 13.49 15.80 $10.25

(CONTINUED) Following the transaction, the Company shall cease to be a publicly traded company In-the-Money Options Outstanding 224,790 517,090 278,810 266,047 102,500 1,389,237

At the effective time, as defined in the Merger Agreement, each share of common stock other than those of shareholders exercising dissenting rights will be converted into the right to receive $16.35 per share, without interest (“Per Share Amount”) · All outstanding, in-the-money options will be exchanged for an amount in cash equal to the number of underlying shares multiplied by the Per Share Amount less the exercise price, such amount to be paid promptly following the effective time A $4.1 million termination fee is payable to Buyer if Agreement is terminated under certain circumstances Representations and warranties are typical for a transaction of this type

Project Green Thumb

TRANSACTION OVERVIEW 6

Bidders included Buyer, Bidder A, Bidder B, Bidder C, Bidder D and Bidder E Bidders included Buyer, Bidder A and Bidder E

SG Cowen was engaged on May 29, 2003 by Green Thumb to evaluate strategic alternatives including a possible business combination SG Cowen contacted 43 total parties; 27 financial and 16 strategic SG Cowen distributed 23 marketing documents to interested parties On approximately July 1, 2003, the Special Committee of the Board of Directors was formed Green Thumb conducted meetings with nine interested parties Six initial bids were submitted on August 15, 2003 · The Special Committee of the Board of Directors selected four parties (Buyer, Bidder A, Bidder B and Bidder E) to continue in the process and subsequent due diligence meetings were held Bidder B removed themselves from the process during subsequent due diligence Three final bids were submitted on September 24, 2003 · After further discussions with both Buyer and Bidder A, Buyer was selected by the Special Committee of the Board of Directors to proceed towards the signing of a definitive agreement

CERTAIN TRANSACTION BACKGROUND INFORMATION

Project Green Thumb

TRANSACTION OVERVIEW 7

Projected information per Green

16.35 6.314 39.5 (8.5) 134.2 $ $ 103.2 $ 9.38 0.62x 0.63 0.61 4.99x 4.79 5.28 Deal Price 10.77x 12.32 21.68x 18.48 25.81 28.0 25.4 14.3 10.9 5.6 4.0 $ 217.5 214.3 220.4 $ 26.9 $ 12.5 $ 4.8

11/29/2003 10:15 PM Statistic WHOSE JOB IS THIS? (b)

(a) LTM 2002 2003P LTM 2002 2003P LTM 2002 2003P LTM 2002 2003P

(b)

(c) (c) (c)

Plus: Total Debt Less: Cash, Equivalents & Option Proceeds (c) Based on 5.796 million shares outstanding as per Form 10-Q dated June 30, 2003 plus number of shares calculated by using the treasury stock method. As per Form 10-Q dated June 30, 2003. LTM information per Green Thumb Form 10-Q dated June 30, 2003 and Form 10-K for the fiscal year ended September 30, 2002. Thumb management. Implied Multiples of Proposed Transaction (US$            in millions, except per share data) Total Enterprise Value as a Multiple of

TRANSACTION SUMMARY STATISTICS Assumed Green Thumb Price per share Options-Adjusted Shares Outstanding Implied Value of Equity Total Enterprise Value Revenue EBITDA EBIT Implied Green Thumb Equity Value as a Multiple of Net Income (a) (b) (c)

Project Green Thumb

One 8

TRANSACTION OVERVIEW $9.75 Avg. Price Year Prior 67.8% $9.40 Avg. Price Six Months Prior 74.0% $9.73 Avg. Price Three Months Prior 68.0% $9.87 Avg. Price Two Months Prior 65.6% $10.23 Avg. Price Prior 59.9% One Month

$16.35 Offer Price

WHOSE JOB IS THIS? $9.52 Stock Price One Month Prior 71.7% $8.10 52-Week Low 101.9% $12.00 52-Week High 36.3% $10.89 Current Stock Price (b) 50.1%

Source: FactSet. As of September 26, 2003. $18.00 $12.00 $6.00 $0.00

TRANSACTION PREMIUM ANALYSIS Premium (%) (a) (b)

Project Green Thumb

GREEN THUMB OVERVIEW

Project Green Thumb

GREEN THUMB OVERVIEW 10

$2.265 million per annum

220—240 $7.87 794 Mexico, North Carolina, Oregon, Texas, Utah and Washington 7,400 Number of Seats: Restaurants offer fresh, quality salad selections, soups, bakery items, pastas and desserts in a self-serve format Units are located in California, Florida, Arizona, Colorado, Georgia, Illinois, Kansas, Missouri, Nevada, New Average Unit Volumes: Square Feet: Average Ticket: Guests per Day:

Green Thumb operates a contemporary salad buffet style concept with 97 restaurants in 15 states under the names Souplantation and Sweet Tomatoes · · The Company’s restaurants on average have the following characteristics: · · · · · Green Thumb is headquartered in San Diego, CA and had approximately 5,400 employees including 4,900 hourly restaurant employees (of whom 4,000 were part-time employees), as of September 30, 2002

GREEN THUMB BUSINESS OVERVIEW Source: Green Thumb management.

Project Green Thumb

GREEN THUMB OVERVIEW 11

Vice President of Human Resources Vice President of Development and Construction

Position President and Chief Executive Officer Chief Financial Officer and Secretary Executive Vice President and Chief Operating Officer Senior Vice President of Operations Position Chairman of the Board President of Nierenberg Investment Management Company Private Investor and the former Chairman (from 1991 to 1996) and CEO (from 1991 to 1998) of Sweet Factory, Inc. Chairman of the Board of Directors and CEO of American Residential Investment Trust, Inc. (NYSE—“INV”) Independent Consultant and the President and Managing Director of the John Douglas French Alzheimer’s Research Foundation Former Chairman, CEO and President of Gentiva Health Services

(b)

(b)

Executive Officers (a) Kenneth J. Keane Board of Directors (b) Green Thumb Proxy Statement dated January 30, 2003 and Green Thumb management.

MANAGEMENT AND BOARD OF DIRECTORS Name Michael P. Mack David W. Qualls Lloyd J. Fritzmeier R. Gregory Keller Walter J.

Carucci Name Robert A. Gunst David Nierenberg Edgar F. Berner John M. Robbins, Jr. Michael M. Minchin, Jr. Edward A. Blechschmidt Source: (a) Denotes management member is also a member of the Board of Directors. (b) Denotes member of the Special Committee of the Board of Directors.

Project Green Thumb

5% Total Top 5 Institutional Holders 19.

GREEN THUMB OVERVIEW Other Holders 54.7%

Green Thumb Ownership

Direct 8%

Insider and Beneficial Ownership 25.

13.7% 5.2 1.8 1.4 1.3 0.7 0.6 0.6 0.4 0.0 0.0 25.8 7.7 4.8 2.6 2.4 2.0 19.5 54.7 100.0%

Ownership (%)

Shares 983.4 376.4 130.2 101.4 96.2 47.4 46.7 45.9 27.6 2.1 1.7 1,857.3 556.4 346.0 184.9 170.7 142.2 1,400.2 3,927.7 7,185.2

Includes options exercisable within 60 days.

(c)

(b)

(a) Total Officers & Directors Total Top 5 Institutional Holders As per Proxy Statement dated January 30, 2003. Data from FactSet as of September 25, 2003. Based on 5.796 million shares outstanding as per Form 10-Q dated June 30, 2003 and 1.389 million options outstanding as per Green Thumb management. SUMMARY OWNERSHIP PROFILE Ownership by Major Classification (shares in thousands) David Nierenberg Michael P. Mack R. Gregory Keller Michael M. Minchin, Jr. David W. Qualls Robert A. Gunst Edgar F. Berner John

M. Robbins, Jr. Kenneth J. Keane Walter J. Carucci Lloyd J. Fritzmeier Institutional Ownership: T. Rowe Price Associates Dimensional Fund Advisors AXA Rosenberg Investment Management Franklin Advisers LSV Asset Management Other Holders Total Fully Diluted Shares Outstanding

Officers & Directors: (a) (b) (c)

Project Green Thumb

700 600 500 400 300 200 100 0 9/24/03

GREEN THUMB OVERVIEW (Volume in thousands) reports FY ‘02 Net

Green Thumb Income of $5.6 million. Green Thumb reports FY ‘01 Net Income of $2.4 million. 9/09/02 Green Thumb reports FY ‘00 Net Income of $5.8 million after one- time accounting 8/16/01 charges. 8/01/00 September 30, 2002.

-

Income of $6.9 7/19/99

Green Thumb reports FY ‘99 Net million.

Since Initial Public Offering Green Thumb offers 1.0 million shares in secondary offering. 7/01/98

Green Thumb reports FY ‘97 Net Green Thumb reports FY ‘98 Net Income of $5.3 million. 6/16/97

Income of $3.9 million.

Green Thumb 5/31/96 reports FY ‘96 Net Income of $3.0 million. Green Thumb reports FY ‘95 Net Income of $4.3 million, including a $1.6 million income tax benefit. FactSet, Bloomberg and Green Thumb Form 10-K for the periods ended September 30, 1995

5/17/95 (Price) $25.00 $20.00 $15.00 $10.00 $5.00 $0.00 HISTORICAL STOCK PRICE PERFORMANCE Source:

Project Green Thumb

GREEN THUMB OVERVIEW NASDAQ DJIA Green Thumb Comparable Universe 09/26/03 Comparable Universe (a)

05/27/03 NASDAQ

DJ Industrial Average

Green Thumb vs. Selected Indices — Latest Twelve Months 01/25/03 Green Thumb 70.0% 60.0% 50.0% 40.0% 30.0% 20.0% 10.0% 0.0% 09/25/02 FactSet.

HISTORICAL STOCK PRICE PERFORMANCE (10.0%) (20.0%) (30.0%) Source: (a) Comparable Universe includes BNHNA, BOBE, BUCA, CHUX, CMPP, DAVE, LUB, RRGB, RUBO, RYAN, SALD, STAR.

Project Green Thumb

GREEN THUMB OVERVIEW 6.6% $11.43—$12.45 100.0% Below $12.46 19.4% $10.40—$11.42 Latest Twelve Months 93.4% Below $11.42

(a) Latest Twelve Months

- 43.9% 74.0%

$9.38—$10.39 Daily Price Range Below $10.39 Daily Price Range

Shares Traded at Specific Prices 26.9% $8.35—$9.37 Cumulative Shares Traded at Specific Prices 30.1% Below $9.37

3.2% $7.33—$8.34 3.2% Below $8.34

FactSet. Stock price data as of September 26, 2003.

5.0% 0.0% 90.0% 80.0% 70.0% 60.0% 50.0% 40.0% 30.0% 20.0% 10.0% 0.0%

(% of Shares Traded) 50.0% 45.0% 40.0% 35.0% 30.0% 25.0% 20.0% 15.0% 10.0% (% of Shares Traded) 100.0% HISTORICAL STOCK PRICE PERFORMANCE Source: (a) $9.75 12.3 $121.8 3,113 5,796 4,459 0.7x

Project Green Thumb Day (000s) S (000s)

Avg. Close Avg. Volume (000s) Avg. $ / Total Volume (000s) Shares O/ Float (000s) Float Turnover

16 with June) in compares ends

GREEN THUMB OVERVIEW This

(Quarter projection. earnings $0.18 3Q/03 We rate the stock a Buy with a 12-month “[Green Thumb] recently reported Q3 (Jun) EPS of $0.23 lowered SSS for Q3 increased 0.3%, essentially in-line with our “After disappointing the market with its 2Q/03 earnings reported - Thumb] -previously -our [Green

Comments August 4, 2003 ahead $0.38 EPS in Q3:02. flat estimate and compared to a 2.9% increase last year.” August 1, 2003 report, that were above expectations. price target of $13. The stock is appropriate for patient small-cap oriented investors.”

EPS Estimate FY04P $0.71 $0.76 $0.74 1.02

FY03P $0.66 $0.66 $0.66 0.67 Green Thumb fiscal year ends September 30.

Market Perform

Rating Buy

RESEARCH COMMUNITY SENTIMENT (a) Mean estimates from FirstCall.

Firm Morgan Keegan & Co, Inc. Fahnestock & Co. Inc.

Project Green Thumb (a)

Selected Recent Analyst Comments Mean Estimates Green Thumb Management Estimates

Date August 4, 2003 August 1, 2003

GREEN THUMB OVERVIEW $25.4 2003P $28.0 2002

EBITDA $20.3 2001 $4.0 2003P

$22.8 2000

$5.6 2002

($            in millions) $30.0 $25.0 $20.0 $15.0 $10.0 $5.0 $0.0 Projections per Green Thumb management.

Net Income $2.4 2001 $220.4 2003P

$5.8 2000

$214.3 2002

($            in millions) $7.0 $6.0 $5.0 $4.0 $3.0 $2.0 $1.0 $0.0 Revenue $198.5 2001 $165.4 2000 Historical figures per Green Thumb 10-K for the period ended September 30, 2002.

($            in millions) $250.0 $200.0 $150.0 $100.0 $50.0 $0.0

FINANCIAL SUMMARY Source:

Project Green Thumb

CAGR 2002A–2007P 8.5% 9.9% 15.9% 26.3% 25.6% 5.1%

2007P 322.1 13.8% 44.7 13.9% 29.9 9.3% 17.9 5.6% 2.99 38.6% 122 $ $ $ $ $

GREEN THUMB OVERVIEW

2006P 283.1 11.8% 37.2 13.1% 23.0 8.1% 13.0 4.6% 2.16 44.5% 111 $ $ $ $ $

(b)

2005P 253.2 7.7% 31.3 12.3% 17.4 6.9% 9.0 3.6% 1.49 46.4% 103 $ $ $ $ $

Projected

2004P 235.0 6.6% 27.0 11.5% 13.0 5.5% 6.1 2.6% 1.02 52.8% 97 $ $ $ $ $

2003E 220.4 2.8% 25.4 11.5% 10.9 4.9% 4.0 1.8% 0.67 (30.5%) 97 $ $ $ $ $

26.9 12.5 4.8 97

LTM 217.5 0.81

$ $ $ $ $

8.0% 28.0 14.3 6.7% 5.6 2.6% 95 2002 214.3 13.1% 0.96 128.6%

(a) $ $ $ $ $

Historical 198.5 20.0% 20.3 10.2% 7.8 3.9% 2.4 1.2% 0.42 (58.0%) 93

2001 Latest twelve months (“LTM”) for the period ended June 30, 2003. $ $ $ $ $

165.4 25.4% 22.8 13.8% 13.1 7.9% 5.8 3.5% 1.00 (15.3%) 83

2000 $ $ $ $ $

As per Form 10-K dated September 30, 2002. As per Green Thumb management.

Historical and Projected Financial Information (US$            in millions, except per share data) % Growth % of Revenue % of Revenue % of Revenue % Growth FINANCIAL REVIEW Year Ending September 30, Revenue EBITDA EBIT Net Income Diluted Earnings Per Share Number of Units (a) (b)

Project Green Thumb

19 GREEN THUMB OVERVIEW Percentage 6.9% 8.8 23.2 32.0% 68.0 100.0%

Dollars $8.5 10.8 28.6 $39.5 83.9 $123.3

(a)

Selected Balance Sheet Items as of June 30, 2003 Total Debt Total Capitalization As per Form 10-Q dated June 30, 2003.

(US$            in millions)

SUMMARY CAPITALIZATION Cash & Equivalents Current Portion of Long-Term Debt Long-Term Debt, net of Current Portion Stockholders’ Equity (a)

Project Green Thumb

VALUATION CONSIDERATIONS

Project Green Thumb

21 On

e 67.8% $9.75 Avg. Price Year Prior VALUATION CONSIDERATIONS $9.40 Avg. Price Six Months Prior 74.0% $9.73 Avg. Price Three Months Prior 68.0% $9.87 Avg. Price Two Months Prior 65.6%

Prior 59.9% $10.23

(a) $16.35 Offer Price Avg. Price One Month

$9.52 Stock Price One Month Prior 71.7% $8.10 52-Week Low 101.9% $12.00 52-Week High 36.3% $10.89 Current Stock Price (b) 50.1%

Source: FactSet. As of September 26, 2003. TRANSACTION PREMIUMS ANALYSIS $18.00 $12.00 $6.00 $0.00

Premium (%) (a) (b)

Project

Green Thumb

12.1x Comparable 21.5x Comparable Company (Max) Company (Max)

(a)

(c)

VALUATION CONSIDERATIONS 7.5x Comparable 2004E 14.3x Comparable / LTM EBITDA Company (Mean) - Company (Mean)

(b)

Enterprise Value 6.9x Comparable Company (Median) Price / Earnings 13.4x Comparable Company (Median) Green Thumb Implied Multiple (5.0x) 5.2x Comparable Company (Min) Green Thumb Implied Multiple (14.3x) 10.0x Comparable Company (Min) 15.0x 10.0x 5.0x 0.0x 25.0x 20.0x 15.0x 10.0x 5.0x 0.0x

1.5x Comparable Company (Max) 28.1x Comparable Company (Max)

(c)

0.7x Comparable 2003E 18.1x Comparable / LTM Revenues Company (Mean) - Company (Mean)

(b)

Implied Multiple (0.6x) 0.7x Comparable Company (Median) Price / Earnings 14.0x Comparable Company (Median)

Enterprise Value

Green Thumb 0.2x Comparable Company (Min) Green Thumb Implied Multiple (22.4x) 11.4x Comparable Company (Min) Stock price data as of September 26, 2003. Enterprise Value defined as equity market value plus total debt less cash and cash equivalents. All earnings estimates are calendar year per FirstCall, SG Cowen Research or calendarized management estimates.

1.6x 1.2x 0.8x 0.4x 0.0x 30.0x 20.0x 10.0x 0.0x IMPLIED MULTIPLES OFFERED VS. INDUSTRY TRADING MULTIPLES (a) (b) (c)

Project Green Thumb

(d) NA NA 9.6x 14.3x 2004E 10.0x 11.3 15.4 11.6 18.2 17.8 21.5 13.2 10.6 13.6 10.0x 21.5 14.3 13.4

VALUATION CONSIDERATIONS Price / Earnings Ratios 2003E 12.0x 12.8 NM 12.8 26.9 28.1 NM 25.4 NM 11.4 NA 15.3 11.4x 28.1 18.1 14.0 16.3x 22.4x

EBITDA 5.2x 6.1 5.2 7.0 7.9 9.0 12.1 11.3 7.7 6.3 6.8 5.2 5.2x 12.1 7.5 6.9 3.5x 5.0x

(a) as a Multiple of LTM

(c)

Enterprise Value Revenue 0.6x 0.9 0.5 0.9 0.6 0.9 0.4 1.5 0.3 1.0 0.2 0.7 0.2x 1.5 0.7 0.7 0.4x 0.6x

11/29/2003 10:15 PM (c) $122.2 987.6 124.8 577.0 111.6 81.1 154.2 439.8 37.6 744.9 15.8 418.4 $15.8 139.5 317.9 987.6 $95.0 134.2 Enterprise Value

Market (b) $103.0 924.7 88.0 320.3 88.1 68.1 56.1 397.9 45.8 563.1 11.6 493.2 $11.6 95.6 263.3 924.7 $64.0 103.2 Value Min Max Mean Median

Selected Restaurant Companies — Summary Trading Multiples (US$            in millions, except per share data) Company Name Benihana Inc. Bob Evans Farms, Inc. BUCA, Inc. O’Charley’s Inc. Champps Entertainment, Inc. Famous Dave’s of America, Inc. Luby’s, Inc. Red Robin Gourmet Burgers Inc. Rubio’s Restaurants, Inc. Ryan’s Family Steak Houses Inc. Fresh Choice, Inc. Lone Star Steakhouse & Saloon, Inc. Stock price data as of September 26, 2003. Market Value defined as total shares outstanding plus shares calculated by using treasury stock method multiplied by stock price. Enterprise Value defined as equity market value plus total debt less cash and cash equivalents. All earnings estimates are calendar year per FirstCall, SG Cowen Research or calendarized management estimates. OVERVIEW OF SELECTED PUBLICLY TRADED COMPANIES Ticker BNHNA BOBE BUCA CHUX CMPP DAVE LUB RRGB RUBO RYAN SALD STAR Green Thumb at market (9/26/03) Green Thumb at $16.35 Offer Price Per Share (a) (b) (c) (d)

Project Green Thumb

Project
Green Thumb

VALUATION CONSIDERATIONS

OVERVIEW OF SELECTED PUBLICLY TRADED COMPANIES (CONTINUED)

Selected Restaurant Companies — Summary Operating Statistics [a]
(US$ in millions, except per share data)

		LTM			LTM Margins			Earnings per Share [c]	
Ticker	**Company**	**Revenue**	**EBITDA**	**Net Income**	**Gross**	**EBITDA**	**Net Income**	**2003E**	**2004E**
BNHNA	Benihana Inc.	$193.2	$23.5	$10.0	75.3%	12.2%	5.2%	$0.94	$1.12
BOBE	Bob Evans Farms, Inc.	1,109.8	160.7	73.7	72.9	14.5	6.6	2.04	2.32
BUCA	BUCA, Inc.	250.3	24.0	5.0	75.7	9.6	2.0	(0.01)	0.34
CHUX	O'Charley's Inc.	629.4	83.0	33.9	71.4	13.2	5.4	1.17	1.29
CMPP	Champps Entertainment, Inc.	180.7	14.2	4.5	72.0	7.8	2.5	0.25	0.37
DAVE	Famous Dave's of America, Inc.	94.4	9.0	1.4	71.0	9.6	1.5	0.19	0.30
LUB	Luby's, Inc.	385.9	12.8	(9.8)	72.3	3.3	NM	(0.30)	NA
RRGB	Red Robin Gourmet Burgers Inc.	298.6	38.8	14.0	77.6	13.0	4.7	1.01	1.19
RUBO	Rubio's Restaurants, Inc.	120.9	4.9	(0.3)	71.5	4.0	NM	(0.23)	0.38
RYAN	Ryan's Family Steak Houses Inc.	782.6	117.7	48.0	64.8	15.0	6.1	1.13	1.21
SALD	Fresh Choice, Inc.	77.8	2.3	(2.1)	77.3	3.0	NM	NA	NA
STAR	Lone Star Steakhouse & Saloon, Inc.	616.8	81.1	39.0	66.4	13.1	6.3	1.34	1.50
	Min	**$77.8**	**$2.3**	**($9.8)**	**64.8%**	**3.0%**	**1.5%**	**($0.30)**	**$0.30**
	Median	**274.5**	**23.8**	**7.5**	**72.2**	**10.9**	**5.2**	**0.94**	**1.16**
	Mean	**395.0**	**47.7**	**18.1**	**72.4**	**9.9**	**4.5**	**0.68**	**1.00**
	Max	**1,109.8**	**160.7**	**73.7**	**77.6**	**15.0**	**6.6**	**2.04**	**2.32**
	Green Thumb	**$217.5**	**$26.9**	**$4.8**	**75.7%**	**12.4%**	**2.2%**	**$0.73**	**$1.14**

Source: All operating statistics from SEC filings and company Press Releases.
(a) Stock price data as of September 26, 2003.
(b) Enterprise Value defined as equity market value plus total debt less cash and cash equivalents.
(c) All earnings estimates are calendar year per FirstCall, SG Cowen Research or calendarized management estimates.

SG

24

103.0% Comparable Transaction (Max) 121.5% Comparable Transaction (Max)

(b) (b)

0%) 39.5% 31.7%

VALUATION CONSIDERATIONS Comparable Transaction (Median) Comparable Transaction (Median) 5%)

(a)

One Month Premium Green Thumb Offer (64 46.2% Comparable Transaction (Mean) Six Month Premium Green Thumb Offer (91 33.4% Comparable Transaction (Mean) 7.8% Comparable Transaction (Min) (47.1%) Comparable Transaction (Min) 120.0% 90.0% 60.0% 30.0% 0.0% 120.0% 60.0% 0.0% (60.0%)

117.5% Comparable Transaction (Max) 81.8% Comparable Transaction (Max)

(b) (b) 1%)

. 21.7% Comparable Transaction (Median) 36.1% Comparable Transaction (Median) One Day Premium Green Thumb Offer (50 35.5% Comparable Transaction (Mean) Three Month Premium Green Thumb Offer (75.8%) 38.3% Comparable Transaction (Mean) (6.8%) Comparable Transaction (Min) 4.2% Comparable Transaction (Min)

FactSet.

120.0% 100.0% 80.0% 60.0% 40.0% 20.0% 0.0% (20.0%) 120.0% 80.0% 40.0% 0.0% (40.0%) Transactions included in analysis are Montana Mills/Krispy Kreme, Morton’s Restaurant Group/Castle Harlan, Shoney’s-Captain D’s/Lone Star Funds, Santa Barbara Restaurant Group/CKE Restaurant Group, VICORP Restaurants/FleetBoston Financial, Goldner Hawn and Fairmont Capital, NPC International/O. Gene Bicknell, Taco Cabana/Carrols Corp.,

Rainforest Cafe/landrys Restaurants, Buffets, Inc./Caxton-Iseman Capital, Ben & Jerry’s Homemade/Unilever, TCBY Enterprises/Capricorn Investors and Rock Bottom Restaurants/RB Capital (Management). Premiums represent a premium to the market price one, 20, 60 and 180 trading days prior to announcement of transaction. PREMIUMS OFFERED VS. SELECTED M&A TRANSACTIONS Source: (a) (b)

Project Green Thumb

7.2x Comparable Transaction (Max) VALUATION CONSIDERATIONS / LTM EBITDA 5.2x Comparable Transaction (Mean)

(a)

5.1x Comparable Transaction (Median)

Enterprise Value Green Thumb Implied Multiple (5.0x) 16.1x Comparable Transaction (Max) 4.0x Comparable Transaction (Min) / LTM EBIT 9.8x Comparable 10.0x 7.5x 5.0x 2.5x 0.0x (a) Transaction (Mean)

8.8x Comparable Transaction (Median) 0.9x Comparable Transaction (Max) Enterprise Value Green Thumb Implied Multiple (10.8x) 7.1x Comparable Transaction (Min) 0.6x (Mean) Comparable Transaction 25.0x 20.0x 15.0x 10.0x 5.0x 0.0x

/ LTM Revenues

(a)

Enterprise Value Green Thumb Implied Multiple (0.6x) 0.6x Comparable Transaction (Median)

0.3x Comparable Transaction (Min) Enterprise Value defined as equity market value plus total debt less cash and cash equivalents.

1.0x 0.5x 0.0x MULTIPLES OFFERED VS. SELECTED M&A TRANSACTIONS (a)

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VALUATION CONSIDERATIONS

ANALYSIS OF SELECTED RESTAURANT ACQUISITIONS

Selected Recent M&A Transactions
(US$ in millions)

					LTM			Enterprise Value / LTM			Premiums Paid (c)	
Date Announced	Date Closed	Target / Acquiror	Equity Value (a)	Enterprise Value (b)	Revenue	EBITDA	EBIT	Revenue	EBITDA	EBIT	One Day	Four Weeks
1/24/2002	4/10/2002	Shoney's-Captain D's (SHOY) / *Lone Star Funds*	$18.7	$256.1	$665.5	$57.3	$30.9	0.4x	4.5x	8.3x	4.3%	28.6%
11/19/2001	3/1/2002	Santa Barbara Restaurant Group (SBRG) / CKE Restaurant Group, Inc. (CKE) (d)	55.7	58.8	88.2	8.2	3.6	0.7x	7.2x	16.1x	67.0%	84.3%
3/23/2001	8/27/2001	PJ America (PJAM) / *Investor Group* (e)	37.8	37.8	115.2	9.4	5.2	0.3x	4.0x	7.3x	NM	NM
2/15/2001	5/14/2001	VICORP Restaurants Inc. (VRES) / *BancBoston Capital, Goldner Hawn, Fairmont Capital*	179.6	171.4	375.3	41.9	24.1	0.5x	4.1x	7.1x	38.6%	48.7%

Notes: All information from SEC filings and Press Releases of acquiror or target.
Names in italics represent financial sponsors.
Financial information excludes all non-recurring and non-cash income and expenses.
Premiums for PJ America transaction not meaningful due to change in per share price from initial offer to final offer.

(a) Represents total consideration excluding the assumption of liabilities and residual cash.
(b) Enterprise Value defined as equity market value plus total debt less cash and cash equivalents.
(c) Premium paid represents a premium to the market price for one and 20 trading days prior to announcement.
(d) To reflect continuing operations only, LTM is estimated by annualizing last 40 weeks of continuing operations.
(e) Equity Value and Enterprise Value represent $8.75 per share price of June 21, 2001 final offer. LTM statistics as of April 1, 2001.

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VALUATION CONSIDERATIONS

ANALYSIS OF SELECTED RESTAURANT ACQUISITIONS (CONTINUED)

Selected Recent M&A Transactions
(US$ in millions)

					LTM			Enterprise Value / LTM			Premiums Paid (c)	
Date Announced	Date Closed	Target/ Acquiror	Equity Value (a)	Enterprise Value (b)	Revenue	EBITDA	EBIT	Revenue	EBITDA	EBIT	One Day	Four Weeks
11/16/2000	7/17/2001	Il Fornaio (ILFO) / *Bruckmann, Rosser, Sherrill & Co.* (d)	$77.5	$71.8	$125.8	$12.5	$5.8	0.6x	5.7x	12.4x	NM	NM
10/25/2000	7/31/2001	Uno Restaurant Corp. (UNO) / Aaron Spencer & other management (e)	111.6	166.5	246.1	30.2	16.6	0.7x	5.5x	10.0x	NM	NM
10/6/2000	12/18/2000	Taco Cabana (TACO) / Carrols Corp.	109.8	153.1	169.8	25.4	16.3	0.9x	6.0x	9.4x	117.5%	103.0%
6/5/2000	10/2/2000	Buffets, Inc. (BOCB) / *Caxton-Iseman Capital, Inc.*	592.4	541.6	961.8	116.2	73.2	0.6x	4.7x	7.4x	14.2%	27.4%
							Min	**0.3x**	**4.0x**	**7.1x**	**4.3%**	**27.4%**
							Median	**0.6x**	**5.1x**	**8.8x**	**38.6%**	**48.7%**
							Mean	**0.6x**	**5.2x**	**9.8x**	**48.3%**	**58.4%**
							Max	**0.9x**	**7.2x**	**16.1x**	**117.5%**	**103.0%**

Notes: All information from SEC filings and Press Releases of acquiror or target.
Names in italics represent financial sponsors.
Financial information excludes all non-recurring and non-cash income and expenses.
Premiums for Il Fornaio and Uno transactions not meaningful due to change in per share price from initial offer to final offer.

(a) Represents total consideration excluding the assumption of liabilities and residual cash.
(b) Enterprise Value defined as equity market value plus total debt less cash and cash equivalents.
(c) Premium paid represents a premium to the market price for one and 20 trading days prior to announcement.
(d) Equity Value and Enterprise Value represent $12.00 per share price of April 17, 2001 final offer. LTM statistics as of April 1, 2001.
(e) Equity Value and Enterprise Value represent $9.75 per share price of April 19, 2001 final offer. LTM statistics as of April 1, 2001.

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VALUATION CONSIDERATIONS

GREEN THUMB DISCOUNTED CASH FLOW ANALYSIS

Discounted Cash Flow Analysis [a]

(US$ in millions)

Discount Rate		12.0%			14.0%			16.0%	
Terminal EBITDA Multiple	4.0x	5.0x	6.0x	4.0x	5.0x	6.0x	4.0x	5.0x	6.0x
2007 EBITDA	$44.7	$44.7	$44.7	$44.7	$44.7	$44.7	$44.7	$44.7	$44.7
Terminal EBITDA Multiple	4.0x	5.0x	6.0x	4.0x	5.0x	6.0x	4.0x	5.0x	6.0x
Terminal Enterprise Value	$178.8	$223.5	$268.2	$178.8	$223.5	$268.2	$178.8	$223.5	$268.2
Present Value of Terminal Value (b)	$113.6	$142.0	$170.4	$105.9	$132.3	$158.8	$98.7	$123.4	$148.1
Present Value of Free Cash Flow (c)	39.0	39.0	39.0	37.3	37.3	37.3	35.8	35.8	35.8
Present Value of Enterprise Value	$152.6	$181.0	$209.4	$143.2	$169.7	$196.1	$134.5	$159.2	$183.9
Less: Total Debt (d)	$38.5	$38.5	$38.5	$38.5	$38.5	$38.5	$38.5	$38.5	$38.5
Plus: Cash and Investments (d)	1.2	1.2	1.2	1.2	1.2	1.2	1.2	1.2	1.2
Equity Value	$115.3	$143.7	$172.1	$105.9	$132.4	$158.8	$97.2	$121.9	$146.6
Implied Price Per Share [e]	$ 18.03	$ 21.97	$ 25.90	$ 16.72	$ 20.39	$ 24.06	$ 15.51	$ 18.94	$ 22.36
Aggregate Value as a Multiple of LTM EBITDA	5.7x	6.7x	7.8x	5.3x	6.3x	7.3x	5.0x	5.9x	6.8x

(a) Projected financial data per Green Thumb management.
(b) Discounted back 4 years to September 30, 2003 at the specified discount rates.
(c) Year 1 cash flow discounted back 1 year, year 2 cash flow discounted back 2 years…year 4 cash flow discounted back 4 years.
(d) Balance sheet data as of September 30, 2003 per Green Thumb management.
(e) Based on 5.796 million shares outstanding as per Form 10-Q dated June 30, 2003 plus number of shares calculated by using the treasury stock method.

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VALUATION CONSIDERATIONS

8.43% 39.50% 5.10% 4.95% 0.59 8.37% 9.16% 15.30% 27.65% 72.35% 12.48%

(f)

Kd= Ke= K=

(g) (g)

(c)

(a)

(e)

(e)

(b)

Estimated Cost of Borrowing Risk Free Rate (30 Year Treasury) (d) Market Risk Premium Company Debt to Capitalization Ratio

Tax Rate Beta Micro-Cap Stock Premium Company Equity to Capitalization Ratio Weighted average cost of debt for Green Thumb as of June 30, 2003. Projected tax rate per Green Thumb management. 30 Year Treasury yield as of September 26, 2003. Average beta of comparable companies.

Source: Bloomberg. Based on Ibbotson Associates as of August 6, 2003. Ke equals risk free rate plus the product of beta and the sum of market risk premium and micro-cap stock premium. Debt to capitalization ratio based on June 30, 2003 10-Q and market value implied by the offer price of $16.35 per share.

Weighted Average Cost of Capital Calculation GREEN THUMB WEIGHTED AVERAGE COST OF CAPITAL A. Cost of Debt (Kd) B. Cost of Equity (Ke) C. Weighted Average Cost of Capital (K) (a) (b) (c) (d) (e) (f) (g)

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APPENDIX

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FORM OF SG COWEN FAIRNESS OPINION

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